Exhibit 4.1

INVESTOR AGREEMENT

INVESTOR AGREEMENT

THIS INVESTOR AGREEMENT (this “Agreement”) is made as of April 5, 2016, by and between TESARO, Inc., a Delaware corporation (the “Company”), and Johnson & Johnson Innovation-JJDC, Inc., a New Jersey corporation (the “Investor”).

WHEREAS, the Stock Purchase Agreement, dated as of the date hereof, by and between the Company and the Investor (the “Purchase Agreement”) provides for the issuance and sale by the Company to the Investor, and the purchase by the Investor, of a number of shares (such shares, the “Purchased Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”);

WHEREAS, as a condition to consummating the transactions contemplated by the Purchase Agreement, the Investor and the Company have agreed upon certain rights and restrictions as set forth herein with respect to the Purchased Shares and other securities of the Company beneficially owned by the Investor and its Affiliates; and

WHEREAS, simultaneously with the execution of the Purchase Agreement, the Company and Janssen Biotech, Inc., an Affiliate of the Investor, entered into the Collaboration Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.	Definitions. As used in this Agreement, the following terms shall have the following meanings:

1.1 “Affiliate” means, with respect to any Person, another Person that controls, is controlled by or is under common control with such Person; provided, that with respect to the Investor, the term “Affiliate” shall not include (a) any employee benefit plan of the Investor, (b) any officer or director of the Investor, (c) any officer or director of any Affiliate of the Investor, or (d) any stockholder of Johnson & Johnson.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  For the purposes of this Agreement, in no event shall the Investor or any of its Affiliates be deemed Affiliates of the Company or any of its Affiliates, nor shall the Company or any of its Affiliates be deemed Affiliates of the Investor or any of its Affiliates.

1.2 “Agreement” shall have the meaning set forth in the Preamble to this Agreement, including all Exhibits attached hereto.

1.3 “beneficial owner,” “beneficially owns,” “beneficial ownership” and terms of similar import used in this Agreement shall, with respect to a Person, have the meaning set forth in Rule 13d-3 under the Exchange Act (i) assuming the full conversion into, and exercise and exchange for, shares of Common Stock of all Common Stock Equivalents beneficially owned by such Person and (ii) determined without regard for the number of days in which such Person has the right to acquire such beneficial ownership.

1.4 “Business Day” means any day except Saturday, Sunday and any legal holiday or a day on which banking institutions in Boston, Massachusetts generally are authorized or required by law or other governmental actions to close.

1.5 “Change of Control” shall occur if: (a) any Third Party acquires directly or indirectly the beneficial ownership of any voting security of the Company, or if the percentage ownership of such person or entity in the voting securities of the Company is increased through stock redemption, cancellation or other recapitalization, and immediately after such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of voting securities representing more than fifty percent (50%) of the total voting power of all of the then outstanding voting securities of the Company; (b) a merger, consolidation, recapitalization, or reorganization of the Company is consummated, other than any such transaction that would result in stockholders or equity holders of the Company immediately prior to such transaction owning at least fifty percent (50%) of the outstanding securities of the surviving entity (or its parent entity) immediately following such transaction; (c) the stockholders or equity holders of the Company approve a plan of complete liquidation of the Company, or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than pursuant to the transaction described above or to an Affiliate; (d) individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company (provided,  however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was recommended or approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board); or (e) the sale or transfer to a Third Party of all or substantially all of the Company’s assets taken as a whole.

1.6 “Closing Date” means the date hereof.
1.7 “Collaboration Agreement” means the Collaboration and License Agreement, of even date herewith, between the Company and Janssen Biotech, Inc.
1.8 “Common Stock” shall have the meaning set forth in the Preamble to this Agreement.

1.9 “Common Stock Equivalents” means any options, warrants or other securities or rights convertible into or exercisable or exchangeable for, whether directly or following conversion into or exercise or exchange for other options, warrants or other securities or rights, shares of Common Stock or any swap, hedge or similar agreement or arrangement that transfers in whole or in part, the economic risk of ownership of, or voting or other rights of, the Common Stock.

1.10 “Company” shall have the meaning set forth in the Preamble to this Agreement.

1.11 “Disposition” or “Dispose of” means any (i) pledge, sale, contract to sell, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant for the sale of, or other disposition of or transfer of any shares of

Common Stock, or any Common Stock Equivalents, including, without limitation, any “short sale” or similar arrangement, or (ii) swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of shares of Common Stock, whether any such swap or transaction is to be settled by delivery of securities, in cash or otherwise.

1.12 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

1.13 “Governmental Entity” means any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or country or any supranational organization of which any such country is a member.

1.14 “Investor” shall have the meaning set forth in the Preamble to this Agreement.
1.15 “Law” or “Laws” means all laws, statutes, rules, regulations, orders, judgments, injunctions and/or ordinances of any Governmental Entity.
1.16 “Lock-Up Term” means the period from and after the date of this Agreement until the occurrence of any event set forth in Section 4.2.

1.17 “Person” means any individual, limited liability company, partnership, firm, corporation, association, trust, unincorporated organization, government or any department or agency thereof or other entity, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.

1.18 “Purchase Agreement” shall have the meaning set forth in the Preamble to this Agreement, and shall include all Exhibits attached thereto.

1.19 “Purchased Shares” shall have the meaning set forth in the Preamble to this Agreement, and shall be adjusted for (i) any stock split, stock dividend, share exchange, merger, consolidation or similar recapitalization and (ii) any Common Stock issued as (or issuable upon the exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange or in replacement of, the Purchased Shares.

1.20 “SEC” means the United States Securities and Exchange Commission.
1.21 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

1.22  “Shares of Then Outstanding Common Stock” means, at any time, the issued and outstanding shares of Common Stock at such time, as well as all capital stock issued and outstanding as a result of any stock split, stock dividend, or reclassification of Common Stock distributable, on a pro rata basis, to all holders of Common Stock.

1.23 “Standstill Parties” shall have the meaning set forth in Section 2.1.

1.24 “Standstill Term” means the period from and after the date of this Agreement until the occurrence of any event set forth in Section 4.1.
1.25 “Third Party” means any Person (other than a Governmental Entity) other than the Investor, the Company or any of their respective Affiliates.
Section 2.	Restrictions on Beneficial Ownership.

2.1 Standstill. During the Standstill Term the Investor and its Affiliates (collectively, the “Standstill Parties”) shall not (and the Investor shall cause its Affiliates not to), without the prior written consent of the Board of Directors (or any committee thereof) of the Company, directly or indirectly:

(a) acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, more than one percent (1%) of any class or series of any equity or convertible debt securities of the Company or any of its subsidiaries (whether by purchase, business combination, merger, consolidation, share exchange, joint venture or otherwise);

(b) solicit proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents with respect to securities of the Company or initiate any stockholder proposal with respect to the Company;

(c) seek to advise, control or influence the management, Board of Directors or policies of the Company or any of its subsidiaries, or take action for the purpose of convening a stockholders meeting of the Company, other than in the ordinary course of business with respect to (i) the Collaboration Agreement or (ii) any other commercial agreement between the Investor or an Affiliate of the Investor and the Company or any of its Affiliates;

(d) make any proposal or any public announcement (including, for the avoidance of doubt, indirectly by means of communication with the press or media) relating to a tender or exchange offer for securities of the Company or any of its subsidiaries or relating to any business combination, acquisition, merger, consolidation, share exchange, sale of substantially all assets, liquidation, restructuring, recapitalization, or similar transaction involving the Company or its subsidiaries, or take any action that might require the Company to make a public announcement regarding any of the foregoing;

(e) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Exchange Act (other than with the Investor’s Affiliates) for the purpose of acquiring, holding, voting or Disposing of securities of the Company or any of its subsidiaries or taking any other actions restricted or prohibited under clauses (a) through (d) of this Section 2.1, or take any steps in connection therewith; or

(f) enter into any discussions, negotiations, arrangements or understandings with any Third Party (other than with the Investor’s Affiliates) with respect to any of the actions restricted or prohibited under clauses (a) through (e) of this Section 2.1.

Nothing in this Agreement shall restrict the Investor or any of its representatives from (1)(a) from the date of this Agreement until June 30, 2016, making a request directly to the Board of Directors of the Company for written consent to submit a proposal regarding a possible business combination involving the Company and the Investor or any of their respective Affiliates (a “Transaction”) directly to the Board of Directors of the Company on a confidential basis, which request shall be considered in good faith (provided that if the Company believes that the Investor has made a confidential proposal not meeting the requirements of clause (a), the Company will provide the Investor notice of such violation and the Investor shall have the opportunity to withdraw or otherwise negate such proposal to ensure compliance with the provisions of this Section 2.1), or (b) following June 30, 2016, making a proposal regarding a possible Transaction directly to the CEO or Board of Directors of the Company on a confidential basis, (2) acquiring or offering to acquire, seeking, proposing or agreeing to acquire any Third Party that owns any securities or assets of the Company or (3) acquiring any securities of the Company in connection with any mutual fund, pension plan or employee benefit plan managed on behalf of employees or former employees of the Company.

Section 3.	Restrictions on Dispositions.

3.1 Lock-Up. During the Lock-Up Term, without the prior approval of the Company, the Investor shall not, and shall cause its Affiliates not to, Dispose of any of the Purchased Shares; provided,  however, that the foregoing shall not prohibit the Investor from (A) transferring Purchased Shares to an Affiliate of the Investor or (B) Disposing of any Purchased Shares in order to reduce the beneficial ownership of the Standstill Parties to 19.9%, or such lesser percentage as advised in good faith and in writing by the Investor’s certified public accountants that would not require the Investor to include in its financial statements its portion of the Company’s financial results, of the Shares of Then Outstanding Common Stock.

3.2 Certain Tender Offers. Notwithstanding any other provision of this Section 3, this Section 3 shall not prohibit or restrict any Disposition of Shares of Then Outstanding Common Stock and/or Common Stock Equivalents by the Standstill Parties into (a) a tender offer by a Third Party which is not opposed by the Company’s Board of Directors (but only after the Company’s filing of a Schedule 14D-9, or any amendment thereto, with the SEC disclosing the recommendation of the Company’s Board of Directors with respect to such tender offer) or (b) an issuer tender offer by the Company.

Section 4.	Termination of Certain Obligations.
4.1 Termination of Standstill Term. Section 2 shall terminate and have no further force or effect, upon the earliest to occur of:
(a) May 29, 2017;

(b) the date that the Company enters into a definitive agreement with respect to, or publicly announces that it plans to enter into, a transaction involving all or more than 50% of the Company’s equity securities or all or substantially all of the

Company’s assets (whether by merger, consolidation, business combination, tender or exchange offer, recapitalization, restructuring, sale, equity issuance or otherwise);

(c) the date that any person commences a tender or exchange offer that, if consummated, would make such person (or any of its affiliates) the beneficial owner (within the meaning of Section 13(d)(1) of the Exchange Act) of more than 50% of the Company’s equity securities;

(d) the date on which the Common Stock ceases to be registered pursuant to Section 12 of the Exchange Act; and
(e) a liquidation or dissolution of the Company.

provided,  however, that if Section 2 terminates due to clause (b) above and such agreement is abandoned or the transactions contemplated by the agreement are not consummated, the restrictions contained in Section 2 shall again be applicable until otherwise terminated pursuant to this Section 4.1.

4.2 Termination of Lock-Up Term. Section 3 shall terminate and have no further force or effect upon the earliest to occur of:
(a) the date six (6) months after the Closing Date;
(b) the expiration or earlier valid termination of the Collaboration Agreement;

(c) the consummation by a Person or group of a Change of Control of the Company, which, in the case of a tender offer, shall be deemed to occur upon the commencement of a tender offer for all outstanding shares of Common Stock;

(d) the date on which the Common Stock ceases to be registered pursuant to Section 12 of the Exchange Act; and
(e) a liquidation or dissolution of the Company.

4.3 Effect of Termination. No termination pursuant to Sections 4.1 or 4.2 shall relieve any of the parties for liability for breach of or default under any of their respective obligations or restrictions under any terminated provision of this Agreement, which breach or default arose out of events or circumstances occurring or existing prior to the date of such termination.

Section 5.	Miscellaneous.

5.1 Governing Law; Submission to Jurisdiction. This Agreement and all claims or causes of action (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

5.2 Waiver. Waiver by a party of a breach hereunder by another party shall not be construed as a waiver of any subsequent breach of the same or any other provision. No delay or omission by a party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such party. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the party granting the waiver.

5.3 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their address as set forth on Exhibit A hereto, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 5.3.

5.4 Entire Agreement. This Agreement, the Purchase Agreement and the Collaboration Agreement contain the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements or understandings, whether written or oral, with respect hereto and thereto, including the Mutual Non-Disclosure Agreement, dated December 29, 2015, between the Company and the Investor.

5.5 Amendments. Any term of this Agreement may be amended or terminated only with the written consent of the Company and the Investor.
5.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
5.7 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

5.8 Assignment. Neither this Agreement nor any rights or duties of a party hereto may be assigned by such party, in whole or in part, without (a) the prior written consent of the Company in the case of any assignment by an Investor; or (b) the prior written consent of the Investor in the case of an assignment by the Company.

5.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

5.10 Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.11 Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party. No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any party hereto.

5.12 No Strict Construction. This Agreement has been prepared jointly and will not be construed against any party.

5.13 Remedies. The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or Law. No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.

5.14 Specific Performance. The Company and the Investor hereby acknowledge and agree that the rights of the parties hereunder are special, unique and of extraordinary character, and that if any party refuses or otherwise fails to act, or to cause its Affiliates to act, in accordance with the provisions of this Agreement, such refusal or failure would result in irreparable injury to the Company or the Investor, as the case may be, the exact amount of which would be difficult to ascertain or estimate and the remedies at law for which would not be reasonable or adequate compensation. Accordingly, if any party refuses or otherwise fails to act, or to cause its Affiliates to act, in accordance with the provisions of this Agreement, then, in addition to any other remedy which may be available to any damaged party at law or in equity, such damaged party will be entitled to seek specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual or threatened damages, which remedy such damaged party will be entitled to seek in any court of competent jurisdiction.

5.15 No Publicity. The parties hereto agree that the provisions of Section 4.1 of the Purchase Agreement shall be applicable to the parties to this Agreement with respect to any public disclosures regarding the proposed transactions contemplated by the Purchase Agreement and this Agreement or regarding the parties hereto or their Affiliates (it being understood that the provisions of Section 4.1 of the Purchase Agreement shall be read to apply to disclosures of information relating to this Agreement and the transactions contemplated hereby).

5.16 Limitation of Liability. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY (OR THE OTHER PARTY’S AFFILIATES) IN CONNECTION WITH THIS AGREEMENT FOR LOST REVENUE, LOST PROFITS, LOST SAVINGS, LOSS OF USE, DAMAGE TO GOODWILL, OR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR INDIRECT DAMAGES UNDER ANY THEORY, INCLUDING CONTRACT, NEGLIGENCE, OR STRICT LIABILITY, EVEN

IF THAT PARTY HAS BEEN PLACED ON NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.
5.17

Construction.  Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof and, if applicable, hereof.  A reference to any party hereto includes such party’s permitted assignees and/or the respective successors in title to substantially the whole of such party’s undertaking. All references to “Sections” and “Exhibits” contained in this Agreement are, unless specifically indicated otherwise, references to sections or exhibits of or to this Agreement.  The recitals and exhibits to this Agreement form part of the operative provisions of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the recitals and exhibits to this Agreement.  As used in this Agreement, the following terms shall have the meanings indicated: (a) “day” means a calendar day; (b) “U.S.” or “United States” means the United States of America; (c) “dollar” or “$” means lawful currency of the United States; (d) “including” or “include” means “including without limitation”; and (e) references in this Agreement to specific laws includes the succeeding law, section, or provision corresponding thereto and the rules and regulations promulgated thereunder.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

COMPANY:

TESARO, INC.

By: /s/ Joseph L. Farmer

Name: Joseph L. Farmer

Title:  Senior Vice President and General Counsel

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

INVESTOR:

Johnson & Johnson Innovation-JJDC, Inc.

By:  /s/ Marian T. Nakada

Name: Marian T. Nakada

Title: VP Venture Investments

EXHIBIT A

NOTICES

If to the Investor:

Johnson & Johnson Innovation-JJDC, Inc.

410 George Street

New Brunswick, NJ 08901

Attention: General Manager

with a copy to:

Johnson & Johnson Law Department

One Johnson & Johnson Plaza

New Brunswick, NJ 08534

Attention: General Counsel

If to the Company:

1000 Winter Street

Suite #3300

Waltham, MA 02451